SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.   20549




                            FORM 8-K



                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of

               The Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported) July 9, 1998


                          DANAHER CORPORATION
          (Exact name of registrant as specified in its charter)


                 DELAWARE             1-8089         59-1995548
     (State or other jurisdiction   (Commission   (IRS  Employer
            of incorporation)   File Number)   Identification No.)


       1250 24th Street, N.W.   Washington, D.C.    20037
       (Address of principal executive offices)   (Zip Code)


     Registrant's telephone number, including area code  202-828-0850



          (Former name or former address, if changed since last report.)
     Item 2.   Acquisition of Assets

          As previously reported in the Form 10-Q filed on July 16, 1998, on July 9, 1998, Danaher Corporation acquired Fluke Corporation in exchange for 17,785,122 shares of Danaher common stock. The acquisition will be accounted for as a pooling-of-interests.

          Fluke was founded in 1948 and incorporated under the laws of the State of Washington on October 7, 1953. Fluke is engaged in the design, manufacture and marketing of compact, professional electronic test tools. Fluke's principal products are portable instruments that measure voltage, current, power quality, frequency, temperature, pressure and other key functional parameters of electronic equipment. The principal executive offices of Fluke are located at 6920 Seaway Boulevard, Everett, Washington 98203, and its telephone number is (425) 347-6100.

     Item 5.    Other Events

     Year 2000 Matters

          The Securities and Exchange Commission has issued interpretative guidance regarding disclosure of Year 2000 issues and consequences, effective August 4, 1998 (the "Interpretation"). Danaher Corporation (the "Company") is providing this disclosure to supplement the information contained in its 1997 Annual Report on Form 10-K in accordance with this Interpretation.

          In addition to historical information, this document contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to statements regarding the Company's expectations regarding the Company's plans and objectives for testing and remediation for Year 2000 issues, the expected costs associated with such testing and remediation, the Company's contingency plans, the Company's expectations with respect to its customers' and vendors' readiness and the Company's expectations with respect to its operations at Year 2000, and other forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Such statements are based on management's current expectations and are subject to a number of factors, risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. In particular, careful consideration should be given to the cautionary statements made in this document.


     State of Readiness

          As more fully described in Description of Business in its 1997 Annual Report, Danaher conducts its operations through over 100 subsidiary companies. Each of these companies, or in certain instances groups of several companies, has responsibility for its own information technology (IT) requirements, including assuring that its IT and non-IT systems are or will be compliant with Year 2000 processing requirements. Standardized corporate-wide reporting is done via widely used microcomputer software which is substantially Year 2000 ready.

          To ensure that the IT and non-IT systems are or will be Year 2000 ready at each of the material subsidiary operations, a full survey of the following was conducted in 1997 and goals were established to aid in assuring that all major critical dates were achieved:

          * assessment of each operating IT system, including hardware and software;

          * assessment of critical non-IT systems, including logistics, real estate, manufacturing control systems and other embedded technologies;

          *    survey of major customers as to Year 2000 readiness;
                    and

          *    survey of principal vendors as to Year 2000 readiness.

          The majority of the Company's efforts regarding Year 2000 readiness are associated with internal data processing systems.
     In all material respects, products manufactured by the Company do not utilize calendar dating in their functionality. Some products within the Process/Environmental Controls segment are components in larger systems manufactured by customers which do reference calendar dates. Where known, the Company has contacted customers to ascertain their awareness of the issues and plans to address them. Most of the production, logistics, real estate and administrative support non-IT systems can be modified or reset to provide for their continued operation in the event that a permanent Year 2000 solution is not achieved by the established deadline.

          Due to both the recent vintage of many of the Company's operating IT systems and the general use of standardized externally developed systems without substantial internal modifications, a majority of the Company's IT systems are either currently prepared for Year 2000 in all material respects or are in the process of installing upgrades to standardized programming to meet this objective. For both the remaining IT systems and most of the non-IT systems, plans with critical dates are in place and are being monitored. A comprehensive company-wide status update is currently in process, and is scheduled to be completed in the fourth quarter of 1998. Current plans anticipate readiness for Year 2000 in all material respects by mid-year of 1999.

          The testing component of the Company's Year 2000 readiness plan is conducted on an ongoing basis. Most IT applications which are deemed Year 2000 compliant by the software vendors include documentation of the testing protocol used by the vendor. The Company reviews these results and conducts its own test utilizing date parameters beyond Year 2000. At this time, approximately half of IT systems have been tested as to compliance and most non-IT system testing has not yet been completed. These testing proportions are related to both the magnitude and perceived risk of system noncompliance and future testing will be scheduled in accordance with these criteria.


     Costs to Address Year 2000 Issues

          The Interpretation requires disclosure of costs incurred to address Year 2000 issues and an estimate of costs expected to be incurred. In accordance with the Interpretation, the calculation of costs incurred has been limited to costs to bring existing systems into compliance or to accelerate replacement systems to meet these requirements. Costs incurred in the normal maintenance of the Company's IT systems are not included. New systems were implemented at both Fluke Corporation and Pacific Scientific Company before they were acquired by the Company in 1998, and the costs of these systems are not deemed Year 2000 costs in accordance with the Interpretation. The Company began monitoring Year 2000 remediation costs in 1997 and any costs (which are not believed to be material) incurred prior thereto are not included in the estimates which follow. The Company estimates it has incurred approximately $3 million to date in Year 2000 remediation costs, and that total costs through completion will approximate $10 million. While a substantial portion of these costs is not entirely incremental to normal maintenance costs, these costs have been estimated using the guidelines in the Interpretation as summarized above.

     Key Considerations and Contingency Plans

          At the current time, the Company's Year 2000 Readiness Plan anticipates that both IT and critical non-IT systems will be Year 2000 compliant in all material respects. This assessment is based on the readiness of a majority of the IT systems at the Company's material subsidiaries at the current time and the assessed degree of difficulty associated with remaining steps of the Plan. There can be no assurance, however, of complete compliance based on the status to date. However, since the Company is not dependent on any single group of systems for more than 20% of its operations' revenue base, it is not likely that any single system non-compliance would have a material adverse effect on the Company as a whole.

          Contingency plans are generally under development for important non-IT systems and the Company anticipates that acceptable alternatives will be available in the event that the contingencies arise. Contingency plans for IT systems generally anticipate use of standard noncustomized replacement modules in the event of contingencies. Work with major customers and vendors to date has indicated a high awareness of the issues and plans to address them. Alternative vendors are available for most major supplies and raw materials. Nonetheless, it is not possible for the Company to fully assess the likelihood or magnitude of consequences from vendor or customer Year 2000 compliance issues. While there are no indications of major revenue disruptions from actions of such third parties, and alternative markets and sources have been accumulated, there can be no assurance at this time as to the future impacts of Year 2000 actions or inactions by customers or vendors.

     Item 7.   Exhibits

          (a) Attachment 1 contains pro-forma financial statements and explanatory notes as per Article 11.

          (b) Attachment 2 contains financial statements of Fluke Corporation as specified under Rule 3.05(b)
               1.   Years ended April 24, 1998, April 25, 1997 and
                         April 26, 1996.

          (c) Attachment 3 contains management's discussion and analysis and supplementary financial statements for the combined Danaher and Fluke entities under the pooling-of-interest method for the years ended December 31, 1997, December 31, 1996 and December 31, 1995.

          (c) Attachment 3 contains pro-forma financial statements and explanatory notes as per Article 11.




                           SIGNATURES

          Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              DANAHER CORPORATION



                         By:  /s/ C. Scott Brannan
                              C. Scott Brannan
                              Vice President and Controller






  Unaudited Pro Forma Combined Statements of Earnings

     The following unaudited pro forma statements of earnings present, under the method of purchase accounting, the consolidated statements of earnings of Danaher and Pacific Scientific Company (PSX) for the year ended December 31, 1997 and for the six months ended June 26, 1998.

                             Year Ended December 31, 1997                     Pro Forma
                     Danaher       PSX           Adjustment         Results
                                (In thousands , except per share data)
Net Sales             $2,492,002     $ 310,460                $2,802,462
Cost of Sales          1,598,431       210,468      $ (800)F   1,808,099
SG&A                     592,515        77,884       7,800 G     678,199
Other                                    4,892      (4,892)B           0
Total Expenses         2,190,946       293,244       2,108     2,486,298
Operating Profit         301,056        17,216      (2,108)      316,164
Interest expense, net     13,211         1,578      25,000 H      39,789
Earnings before Taxes    287,845        15,638     (27,108)      276,375
Taxes                    111,239         6,359     (10,833)I     106,765
Net Earnings          $  176,606       $ 9,279  $  (16,275)      169,610
EPS - Diluted         $     1.28                                 $  1.23
EPS - Basic           $     1.32                                 $  1.27
Ave. Shs-Diluted         137,731                                 137,731
Ave. Shs-Basic           134,000                                 134,000


                                  Six Months ended June 26, 1998
                                                                   Pro Forma
                          Danaher       PSX          Adj.       Results
                                (In thousands , except per share data)
Net Sales                $1,382,668       $  71,582              $1,454,250
Cost of Sales               881,077          45,614   $ (200)F      926,491
SG&A                        335,703          20,980    1,550 G      358,233
Total Expenses            1,216,780          67,908    1,350      1,286,038
Operating Profit            165,888           3,674   (1,350)       168,212
Interest expense, net        10,180             817     4,200H        15,197
Earnings before Taxes       155,708           2,857    (5,550)      153,015
Taxes                        59,297           1,100    (2,137)       58,260
Net Earnings             $   96,411      $    1,757    (3,413)     $ 94,755
EPS - Diluted            $     0.70                                 $  0.68
EPS - Basic              $     0.72                                 $  0.71
Average Shares - Diluted    138,399                                 138,399
Average Shares - Basic      134,087                                 134,087


 Notes to Pro Forma Combined Financial Information (Unaudited)

 (F) Represents the effects to the inventory adjustments and the change in depreciation associated with establishing new values and useful lives fo rthe acquired fixed assets.
 (G) Represents amortization of the excess of cost over the net assets of Pacific Scientific.
 (H) Represents interest associated with the additional borrowings.
 (I) Represents an adjustment to reflect an appropriate effective tax rate.